Exhibit 10.40

PORT OF KODIAK

PREFERENTIAL USE AGREEMENT

City of Kodiak and CSX Lines LLC

This Preferential Use Agreement (“Agreement”) is made and entered into 4/12/2002, between the City of Kodiak (City) and CSX Lines, LLC (CSX), a corporation organized under the laws of the state of Delaware. The City and CSX are collectively referred to as “the parties.”

I. PREFERENTIAL USE

A. Description of Premises. The City and CSX agree that CSX vessels calling to load and discharge containerized cargo on a scheduled basis shall be entitled to preferential berthing rights at the Port of Kodiak Terminal III in accordance with the terms and conditions otherwise set forth in this Agreement. The berthing area which is subject to CSX’s preferential rights under this Agreement, as shown on Exhibit A, consists of 4.46 acres for its freight operations; a container terminal dock, 490 feet by 64 feet with an overall length of 880 feet, bollard to bollard, and an approximate depth of minus 38’ MLLW; and a 30-ton Paceco container crane.

B. Use of Pier III Terminal by CSX. The City hereby grants CSX the right to use and occupy the Pier III Terminal in connection with its transportation business and such activities as are related thereto, during the term of this Agreement as follows:

1. Preferential Berthing and Crane Use Rights.

a. CSX shall have the preferential right to use the Pier III dock, berth, and container crane for purposes of mooring, docking, loading, or discharging CSX’s vessels, including ships, barges, or other water craft which are owned, operated, or chartered by or for CSX or any affiliated or related company, or which are used in connection with any of CSX’s freight operations, or a vessel owned or operated by an entity with which CSX has a connecting carrier, consortium, or rationalization agreement, if, and to the extent that, said vessel is carrying cargo on CSX’s behalf.

b. The preferential right of use provided by this paragraph is defined to mean that CSX shall be accorded the right, after furnishing a vessel schedule, to berth vessels and utilize the container crane in preference to any other user immediately upon a vessel’s arrival in Kodiak harbor, provided that (a) the vessel arrives during a period of twelve (12) hours before or after the arrival time designated in said vessel schedule on file with the City Harbormaster (which schedule may be changed from time-to-time upon ten (10) days written notice) or (b) the vessel arrives at an arrival time designated at least eight (8) hours in advance by radio or other message from CSX to the Harbormaster.

c. The preferential rights herein provided shall apply whether or not the Pier III dock and crane are being used by any other vessel, and any other such vessel, barge or craft occupying the berth at the time of arrival of CSX’s vessel during a preferential berthing period shall be removed immediately from the berth at no cost to CSX.

d. CSX shall make a reasonable effort to vacate the berth within six (6) hours after working cargo; provided however, should weather conditions prevent the ship from leaving safely, an extension may be granted by the Harbormaster.

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e. CSX agrees that during the term of this Agreement, its Kodiak representative, upon request, will furnish the Harbormaster with information as to the position, estimated time of arrival in Kodiak, and estimated port time of any vessels due to arrive in Kodiak which will claim preferential berthing rights under this Agreement.

2. Preferential Use of Storage, Marshaling Areas, Ways and Facilities Other Than the Berth, Dock Access and Container Crane. CSX shall have a continuing preferential right to use and occupy the storage, marshaling areas, parking areas, access ways, and all improvements included in the Pier III Terminal other than the berth, dock, and container crane for its freight operations, including, without limitation, the operations of loading, unloading, working, parking, and storage of cargo, vans, chassis, trucks, and other equipment. “Preferential right” as used in this paragraph is defined to mean that CSX’s use and occupancy of the Premises shall have first priority over any use and occupancy of the Premises by others which interferes with CSX’s operation, at no cost to CSX other than as elsewhere set forth in this Agreement.

3. Reservation of Secondary Rights. The City specifically reserves to itself secondary rights to use and occupy the Pier III Terminal, or portions thereof, subject to the priorities of use accorded to CSX under this Agreement. The City agrees that it will issue tariffs governing the rates, charges, and conditions for the secondary use of the Pier III Terminal by others, and shall assess reasonable rates and charges to secondary users of the facility.

4. Berthing of CSX Barges. Barges owned, chartered, or operated by CSX shall be allowed to berth at Pier HI, unless the Harbormaster requests its removal for use by other vessels. In such event, the Harbormaster will notify the barge /tug captain as early as possible of the time the vessel must clear the pier. If available, the barge may be moved to a City mooring buoy.

II. PAYMENTS

A. CSX shall pay to the City wharfage fees at the rate of $4.00 per ton for cargo moving westbound through Dutch Harbor to Asia or Russia, and $2.58 per ton for all other cargo.

B. CSX shall submit to the City within ten days of the end of each month a statement detailing the vessel dockage and cargo tonnage handled during the previous month.

C. Transhipped/transloaded cargo shall be subject to a single-move, one-time wharfage charge at the rates specified in paragraph A above.

D. All CSX ships (as described in Section I.B.1, except barges) shall pay dockage fees of $1.59 per foot per 12-hour period or portion thereof.

E. All CSX barges shall pay dockage fees of $1.10 per foot per 12 hours, or any portion thereof. The barge dockage fees apply to Piers I, II and III. Barges on the mooring buoy shall pay the daily open moorage rate per the City’s Schedule of Fees and Charges. However, CSX barges at the mooring buoy will not be charged, and will have preferential use, only if CSX bears the cost of repairing, installing and maintaining the city-owned buoy. CSX will hold the City harmless if the buoy or its anchorage system fails.

F. Payments made under this Agreement do not reduce or modify the liability of CSX for other fees or charges set out in the general tariff applicable to the City of Kodiak, except wharfage and dockage fees and fees for use of the Paceco crane as described in this Agreement. With respect

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to wharfage, dockage and crane fees, however, this Agreement shall supersede any charges set forth in the City tariff.

G. All amounts due under this Agreement that are not paid within thirty days of the date of invoice shall bear interest at the rate of 12% per annum for as long as the delinquency continues.

H. For use of the facilities depicted on Exhibit “A”, including the Paceco crane, and in addition to wharfage, dockage, and other fees or charges elsewhere specified in this Agreement, CSX agrees to pay the sum of $274,853.80 annually in equal monthly installments of $22,904.00 throughout the lease term, said payments to be due monthly in advance.

I. CSX shall provide competent and qualified operators for the Paceco crane who shall be available on a 24-hour basis throughout the term of this Agreement to provide crane services to third-party vessels utilizing the Pier III Terminal. Third parties requiring use of the Paceco crane shall request such services through CSX and shall be charged at the rate of $1,000.00 per hour, with a minimum of one hour for equipment warm-up plus a minimum of one hour for equipment usage. CSX shall retain $850.00 per hour of this amount and shall remit the balance of $150.00 per hour to the City.

III. TERM OF AGREEMENT

A. As aforesaid, the term of this Agreement is for one (26) month term beginning May 1, 2002, and terminating June 30, 2004. Notwithstanding the foregoing, the City retains the right to declare a default hereunder and terminate the Agreement should the Lessee fail to perform any covenant hereof or pay any sum due hereunder within thirty (30) days after written notice specifying the alleged violation or default by the Lessee.

B. During the term of this Agreement, both CSX Lines and the City shall have the option to terminate this Agreement early, with 30 days notice, by either party giving written notice of its election to do so. In the event of any such early termination, the City and CSX Lines shall each fully, faithfully, and timely perform all of their obligations under this Agreement through such early termination date.

IV. USE OF AREA

A. CSX shall not use the Premises or any facilities for any unlawful purposes.

B. CSX shall use the Pier III terminal area solely for freight transportation purposes.

C. CSX is entitled to quiet enjoyment of the Premises provided that CSX does not breach the terms of this Agreement.

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V. MAINTENANCE AND REPAIR OF PREMISES

A. The City shall maintain and repair, at its own expense, the utilities (water, sewer, storm drainage, and electrical), common roadways and the dock structures (less mooring capstans) as shown on Exhibit A. In no event shall the City be obligated to repair or otherwise attempt to mitigate or respond to damages resulting in whole or in part from CSX’s use of the dock and pavement pursuant to this agreement. The City shall insure that other users of Pier III, if any, keep it clean and orderly.

B. CSX shall, at its own expense, provide all routine preventative maintenance, repairs, and replacement to the structures shown in Exhibit A, including: marine department building, maintenance facility building, Paceco container crane and rails, overhead lights, electric pedestals, van back stack area, and electric capstan mooring units.

C. Asphalt Area: CSX will maintain and repair all asphalt pavement in good condition. CSX will provide all snow removal and de-icing of the Pier III Terminal. CSX shall keep the premises clean, orderly, and free of rubbish. If CSX fails to adequately remove show, ice, or debris, the City may furnish the necessary equipment and manpower to provide this service in which event CSX shall promptly pay the City’s billings for such services.

D. CSX shall provide the Harbormaster a semi-annual maintenance and repair report on any single incident of damage or repair over ten thousand ($10,000) dollars.

E. Within thirty (30) days of each anniversary date of the signing of this Agreement by the parties, CSX and the City agree to inspect the Premises and prepare a report describing the condition of the Premises and specifying any items in need of repair. The party responsible for those repairs shall start those repairs within thirty days after the report is prepared and shall promptly complete them.

F. If, at any time during the term of this Agreement, the Premises are damaged or destroyed by fire or other casualty, however caused, the City may elect, either to repair, rebuild, replace and restore the Premises to a condition comparable to that which existed immediately prior to the fire or other casualty or to terminate this agreement. In the event the City elects to repair, rebuild or restore the Premises, lease payments shall be abated in proportion to the extent that the Premises are not usable by CSX during the time the unusable areas remain unrepaired or unrestored.

G. The City shall maintain a depth of approximately minus 38 feet MLLW in the berthing area.

H. CSX shall make no alterations, additions, or improvements to the Pier III Terminal without the prior written approval of the City. At the expiration of this Agreement, or any renewal thereof, any such improvements shall become the property of the City.

I. CSX acknowledges having inspected or having been given a full opportunity to inspect the Premises and hereby accepts them in their present condition, and shall at the termination of this Agreement surrender said Premises in as good a condition and repair to the City, reasonable wear and tear excepted.

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VI. INDEMNITY

A. CSX shall indemnify and hold harmless the City and its elected and appointed officials, employees, agents, and servants from any and all losses, expenses, damages, demands, and claims by any person in connection with or rising out of any injury or alleged injury (including death) to persons or in connection with damage or alleged damage to property or the natural environment, sustained or alleged to have been sustained in whole or in part as a result of CSX’s use and operation of the crane, its occupancy and maintenance of the Premises, and/or exercise of its rights under this Agreement or CSX’s breach of this Agreement. CSX shall defend all suits and actions brought against the City and any of its elected or appointed officials, employees, agents or servants from any alleged injury or damage and shall pay all damages, costs, and expenses, including attorney’s fees incurred in connection with the suits or actions. The only exception to this indemnity provision shall be for claims resulting from the negligence of the City or its employees, agents, or servants, with respect to which CSX’s obligations under this paragraph shall be limited to that portion of any such claim not attributable to the City.

B. This indemnity provision specifically includes all environmental damage that may result from CSX’s operations under this Agreement and any penalties or fines which may be assessed in connection therewith.

C. Claims arising in whole or in part out of any incident or event occurring during the term of this Agreement or any extension or renewal of it shall be covered by the provisions of this section V even though they may not have been asserted or discovered until after the expiration of said term.

VII. REMEDIES

A. If CSX is in material default under any provision of this Agreement, the City may terminate this Agreement and/or pursue any other remedies available to it by law; provided, however, that if the default is of such a nature that prompt action by CSX can effect a complete cure, and if the same or similar default has not previous occurred during the term of this Agreement, then before terminating this agreement the City shall give CSX notice of the default and a reasonable opportunity to cure the same, which opportunity shall in no event exceed thirty (30) days. If default occurs and is either not subject to cure pursuant to the foregoing sentence or is not cured within a reasonable time as specified by the City, the City may re-enter the Premises by summary proceedings or otherwise, expel CSX property at CSX’s expense.

B. If CSX shall be adjudicated bankrupt, or if CSX shall make a general assignment for the benefit of creditors, or if in any proceeding based on the insolvency of CSX a receiver of CSX property is appointed, then the City may terminate this Agreement by giving notice to CSX of its intention to do so. However, neither bankruptcy, insolvency or an assignment for the benefit of creditors nor the appointment of a receiver shall affect this Agreement or permit its termination provided that the covenants on the part of CSX to be performed under this Agreement are performed by CSX, a receiver, or a trustee in bankruptcy.

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VIII. UTILITIES

A. During the term of this Agreement, CSX shall pay the providers directly for all utility bills and accounts for utility services used or consumed by CSX on or in connection with the Premises, including all operating costs for the Paceco 30-ton crane.

B. The City shall provide water and sewer to the premises at no charge to CSX.

C. If upon the beginning of the term of this Agreement the facilities associated with the Pier III dock and terminal or any part of them are the subject of a contract between the City of Kodiak and any other party for the provision of janitorial or similar services to those facilities, then CSX shall honor that contract for the remainder of its term, at which time CSX shall be responsible for obtaining its own janitorial services. In the event such a contract includes premises other than those described herein, CSX shall reimburse the City for a reasonable proportionate share of the cost thereof.

IX. INSURANCE

A. While this Agreement is effective, CSX shall either (i) carry and keep in force, liability insurance with a carrier or carriers acceptable to the City covering the City for all operations under this Agreement in an amount not less than $2,500,000 in the aggregate for injury or death to persons and $2,500,000 in the aggregate for property damages or (ii) prove to the satisfaction of the City that it has sufficient financial resources to be self-insured. In the event of a loss, CSX shall be solely responsible for any deductibles. The City acknowledges that CSX’s current financial situation is adequate for self-insurance. At least sixty (60) days prior to each annual anniversary date of this Agreement, CSX shall provide to the City such evidence of its financial condition as the City may reasonably require. The City shall have thirty days thereafter to review the information and determine whether it will accept self-insurance for the following year or require CSX to obtain insurance. The acceptance by the City of self insurance on the part of CSX under this section IX shall in no way be construed as limiting its obligations under section VI, above, entitled “Indemnity”.

B. In addition to the coverage described in paragraph A above, CSX shall provide fire and extended coverage for all perils including fall, collapse, earthquake, earth tremor, sea quake, sea tremor, and flood in an amount equivalent to the full replacement value of all facilities described in Exhibit A, including the dock and the crane. CSX may self-insure for the additional coverage required by this paragraph B subject to the same conditions as apply to the immediately preceding paragraph A.

X. RIGHT OF INSPECTION

A. The City shall have the right to inspect the Premises without prior notice to ensure compliance with the terms of this Agreement.

B. The City shall have the right to audit CSX’s records and to require CSX to prepare summaries or reports from its records to determine compliance with the payment terms of this Agreement.

XI. TAXES

In addition to the fees and charges provided in this Agreement, CSX shall pay when due all taxes and other charges which are levied at any time during the term of the Agreement upon the leasehold interest and any improvements on the Premises.

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XII. ASSIGNMENT OF RIGHTS

CSX may not assign or sublease any rights or interests under this Agreement except to a subsidiary or affiliated corporation wholly owned by CSX (and/or one of its wholly owned subsidiaries) without prior written consent of the City, which consent the City may withhold at its sole discretion: Should the City consent to an assignment or sublease CSX shall nevertheless remain liable for the performance of all of its obligations under this agreement and the acceptance by the City directly from an assignee or sublessee of any payments or other performance due under this agreement shall not be construed as a waiver of CX’s continuing liability.

XIII. SEVERABILITY

If any part, term or provision of this Agreement is declared null or unenforceable by a court of competent jurisdiction, the validity and enforceability of the rest of this Agreement shall not be affected.

XIV. WAIVERS

No waiver by CSX or the City of any covenant or condition of this Agreement shall be construed as a waiver of any other covenant or condition, nor shall the waiver of one breach be considered as a waiver of any other breach.

XV. SURRENDER

CSX agrees not to encumber the Premises at any time during this Agreement. CSX agrees that the Premises shall not be subject to any liens, charges or encumbrances and agrees that at the expiration of this Agreement it will deliver to the City or its designee, the Premises in good condition (ordinary wear and tear excepted) and without liens, charges, or encumbrances.

XVI. MODIFICATIONS AND NOTICES

A. No modification of this Agreement shall be effective unless submitted in writing and agreed to by CSX and the City in writing. No modification of one provision of this Agreement shall be considered a waiver, breach or cancellation of any other provision.

B. All notices required to be given under this Agreement shall be effective on the date of receipt and shall be mailed to the parties at the following addresses: CSX Lines, LLC., 1717 Tidewater Road, Anchorage, Alaska 99501; City Manager, City of Kodiak, 710 Mill Bay Road, Room 219, Kodiak, Alaska 99615. Any notice or document delivered by facsimile transmission to a facsimile machine at which the recipient routinely receives such transmissions shall be effective upon the date of receipt of the complete and fully legible document (so long as the original is also mailed in accordance with this paragraph) unless the transmission occurred outside of the usual business hours of the recipient, in which event the document shall be deemed to have been received on the next business day.

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XVII. ANTI-DISCRIMINATION

During the performance of this Agreement, CSX agrees:

A. In connection with its performance under this Agreement including construction, maintenance, and operation of or on the Premises, CSX will not discriminate against any employee or applicant for employment because of age, race, color, ancestry, religion, sex, or national origin.

B. CSX and its employees shall not discriminate, by segregation or otherwise, against any person on the basis of race, color, ancestry, religion, sex, or nationality by curtailing or refusing to furnish accommodations, facilities, services, or use privileges offered to the public generally.

C. CSX shall include and require compliance with the above non-discrimination provisions in any subletting or subcontract made with respect to construction or maintenance operations under this Agreement.

XVIII. ALASKA LAW

The parties agree that this Agreement was entered into in the State of Alaska, that Alaska law will govern its interpretation and application, and that venue of any suit or other action arising out of this agreement shall be in Alaska.

XIX. BINDING ON SUCCESSORS AND ASSIGNS

All provisions of this Agreement shall inure to the benefit of and be binding on the parties, their successors, and assigns.

IN WITNESS WHEREOF, these parties have signed this Agreement on the date or dates indicated beneath the signature of their respective officers or agents.

CITY OF KODIAK 710 Mill Bay Road, Room 219 Kodiak, AK 99615			CSX LINES, LLC. 1717 Tidewater Road Anchorage, Alaska 99501

/s/ Linda L. Freed		4/12/02	/s/ Marion G. Davis		4-12-02
By:	Linda L. Freed	Date	By:	Marion G. Davis	Date
City Manager			Manager, Seafood and Southern/Western AK

ATTEST:		ATTEST:

/s/ Debra L. Marlar	4/12/0_	/s/ Clifford E. Farley	4-12-02
Debra L. Marlar, City Clerk	Date	Clifford E. Farley	Date
Manager, Kodiak Terminal Operations

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PORT OF KODIAK

PREFERENTIAL USE AGREEMENT

Between

City of Kodiak and CSX Lines, LLC

Dated October 1, 2001

Amendment #1

The parties hereby agree to the following:

The name CSX LINES, LLC (CSX), as recognized in the preamble of the Port of Kodiak Preferential Use Agreement, dated May 1, 200___, shall now be known as CSX LINES OF ALASKA, LLC (CSX).

/s/ Linda L. Freed		/s/ Clifford E. Farley
City of Kodiak Linda L. Freed City Manager		CSX Lines of Alaska, LLC Clifford E. Farley Terminal Manager

Dated	4/12/02	Dated	09-21-01

Attested to by:		Attested to by:

/s/ Debra L. Marlar		/s/ Diana Holt